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                                                                  EXHIBIT 12.01



                               Ingram Micro Inc.
               Computation of Ratio of Earnings to Fixed Charges

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
                                                                                                           Proforma
                                                                                                    ----------------------
                                                                                                                  Thirteen
                                                                              Thirteen Weeks Ended                 Weeks
                                              Fiscal Year                     --------------------                 Ended
                             -----------------------------------------------   March 29,   April 4,  Fiscal Year  April 4,
                              1993     1994      1995      1996       1997      1997        1998        1997       1998
                             -------   -------   -------   -------   -------   ---------   --------   ---------   --------
Pre-tax income from
  continuing operations...    82,855   100,705   134,616   196,757   326,489     69,045     94,037     326,489     94,037

Minority interest in the
  income of subsidiary
  with fixed charges......       840    (2,243)   (2,834)    1,189     1,386        215         27       1,386         27
                             -------   -------   -------   -------   -------     ------     ------     -------    -------
                              83,695    98,462   131,782   197,946   327,875     69,260     94,064     327,875     94,064
                             -------   -------   -------   -------   -------     ------     ------     -------    -------

Fixed Charges:

Interest expense and
  amortization of debt
  discount/premium
  and costs...............    21,092    32,933    46,057    49,935    37,940      7,308     19,272      37,437     18,844

Portion of rental expense
  representative of
  interest factor.........     3,980     5,525     9,456    11,595    14,107      3,527      2,679      14,107      2,679
                             -------   -------   -------   -------   -------     ------     ------     -------    -------

     Total fixed charges..    25,072    38,458    55,513    61,530    52,047     10,835     21,951      51,544     21,523
                             -------   -------   -------   -------   -------     ------     ------     -------    -------

Earnings before income
  taxes, minority interest
  and fixed charges.......   108,767   136,920   187,295   259,476   379,922     80,095    116,015     379,419    115,587
                             =======   =======   =======   =======   =======     ======    =======     =======    =======

Ratio of earnings to
  fixed charges...........       4.3x      3.6x      3.4x      4.2x      7.3x       7.4x       5.3x        7.4x       5.4x
                             =======   =======   =======   =======   =======     ======    =======     =======    =======
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